UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2007

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 284-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2007, the Compensation Committee of the Company’s Board of Director’s approved payments to Carolyn Aver, the Company’s Executive Vice President and Chief Financial Officer, and Jeff Johnson, the Company’s Executive Vice President-Global Sales and Services, of amounts intended to cover their respective income tax exposure arising out of the impact of Section 409A of the Internal Revenue Code on a grant of options by the Company to each of them that was subsequently determined to have been inadvertently discounted due to its assumed measurement date, and resulting exercise price, being in error. The grants involved for each of Ms. Aver and Mr. Johnson were their “new hire” grants, when each joined the Company, made in May 2002 and November 2002, respectively. The amount presently expected to be paid to each of Ms. Aver and Mr. Johnson, approximately $316,000 and $125,000, respectively, are intended to reimburse each for their income tax exposure under Section 409A, resulting from their options being inadvertently discounted, grossed up to cover their income tax on such payment. In consideration of such payments, each of Ms. Aver and Mr. Johnson are providing a release to the Company with respect to any obligations the Company may have to the respective executive officer in connection with the respective option grant.

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Item 8.01.	Other Events.

On May 16, 2007, an action, Carl Sulzberger v. Agile Software Corporation, et al., was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiff named as defendants the Company’s board of directors and the Company. The complaint asserts claims on behalf of the Company’s stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of the Company’s board of directors have breached their fiduciary duties to the Company’s stockholders in connection with the proposed acquisition of the Company by Oracle Corporation (the “Merger”), engaged in self-dealing in connection with approval of the Merger, and failed to take steps to maximize the Company’s value to its stockholders in connection with the Merger. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the Merger. The Company believes that the allegations of the complaint are without merit and intends to vigorously contest the action. However, there can be no assurances that the Company or the other defendants will be successful in such defense.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the Merger, the Company has filed a preliminary proxy statement and intends to distribute a definitive proxy statement and the Company and Oracle Corporation intend to file other relevant materials with the SEC. Before making any voting decision with respect to the Merger, stockholders of the Company are urged to read the proxy statement and other relevant materials filed with the SEC and provided to them or otherwise publicly disclosed, when they become available, because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by the Company or Oracle Corporation with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by contacting Agile Investor Relations at 6373 San Ignacio Avenue, San Jose, California, Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Certain executive officers and directors of the Company have interests in the Merger that may differ from the interests of stockholders generally. These interests are described in the preliminary proxy statement.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Complaint in Carl Sulzberger v Agile Software Corporation et al., filed May 16, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2007	AGILE SOFTWARE CORPORATION

	By:	/s/ Douglas Clark Neilsson
Douglas Clark Neilsson Senior Vice President